Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, December 3, 2010	James A. Graner (612) 623-6635
GRACO INCREASES REGULAR QUARTERLY DIVIDEND BY 5 PERCENT
AND ANNOUNCES NEW BOARD MEMBER, ERIC P. ETCHART
MINNEAPOLIS, MN (December 3, 2010) - The Board of Directors of Graco Inc. (NYSE:GGG) has declared a regular quarterly dividend of 21 cents per common share, an increase of 5 percent, payable on February 2, 2011, to shareholders of record at the close of business on January 18, 2011. The Company has approximately 59.9 million shares outstanding.
Graco Inc. is pleased to announce that Eric P. Etchart has joined the company’s board of directors, effective Thursday, December 2, 2010. Mr. Etchart is President of the Manitowoc Crane Group of The Manitowoc Company, Inc., and a Senior Vice President of The Manitowoc Company, Inc., Manitowoc, Wisconsin. Mr. Etchart has nearly twenty-eight years of global experience with manufacturing companies. He has twenty-five years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France, and the Middle East. Mr. Etchart is particularly well suited to provide international perspective to the Company as Graco develops its business in global markets.
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.
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